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                                                                   Exhibit 10-7

                         MODIFIED COINSURANCE AGREEMENT

                                     between

            GLENBROOK LIFE AND ANNUITY COMPANY, domiciled in Arizona
                            (hereinafter "GLENBROOK")

                                       and

             ALLSTATE LIFE INSURANCE COMPANY, domiciled in Illinois
                            (hereinafter "ALLSTATE")


                                    RECITALS

WHEREAS, GLENBROOK and ALLSTATE are parties to that certain Reinsurance Agreement effective September 1, 1993, under which GLENBROOK cedes to ALLSTATE on a modified coinsurance basis the net liability for contracts whose reserve is invested, in whole or in part, in any account designated as a GLENBROOK Separate Account, excluding any portion of such contracts which are not so invested ("Original Reinsurance Agreement"); and

WHEREAS, the Original Reinsurance Agreement, over the years, has been amended several times, such that comprehension of the Original Reinsurance Agreement has been rendered difficult; and

WHEREAS, the insurance regulators for the States of Arizona and Illinois have requested that the parties consider rewriting the Original Reinsurance Agreement for the purposes of incorporating the several amendments and clarifying certain other aspects of the Original Reinsurance /Agreement; and

WHEREAS, the parties desire to revise and restate the terms of the Original Reinsurance Agreement, and to reflect such revisions and restated terms in this Modified Coinsurance Agreement (the "Agreement"),

NOW THEREFORE, the parties agree that this Agreement shall replace and supercede the Original Reinsurance Agreement including all amendments thereto, and that, as of the Effective Date specified herein, the Policies (as defined in Article I below) shall be reinsured under the terms and conditions specified in this Agreement.

                                    ARTICLE I
                                   DEFINITIONS

A. "CARVM" shall mean the Commissioners Annuity Reserve Valuation Method as set forth in the Standard Valuation Law, as amended.


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B.       "CARVM and CRVM Expense Allowance" shall mean the amount by which required policy assets exceed liabilities in the separate account for the Policies.

C. "CRVM" shall mean the Commissioners Reserve Valuation Method as set forth in the Standard Valuation Law, as amended.

D. "Effective Date" shall mean the date on which this Agreement takes effect, which shall be 12/31/2001.

E. "GLENBROOK's Capital Investment" shall mean any funds invested by GLENBROOK for the benefit of GLENBROOK in the GLENBROOK Separate Account.

F. "Policy" or "Policies" shall mean the policies and contracts described in Exhibit A as being eligible for reinsurance under this Agreement.

G. "Reserves" shall mean the total liability for the Policies corresponding to the amount on page 3, line 15 (Total Liabilities) of GLENBROOK's Statutory Separate Account.

                                   ARTICLE II
                              BASIS OF REINSURANCE

1. ALLSTATE will indemnify and GLENBROOK will automatically reinsure with ALLSTATE, according to the terms and conditions hereof, the net liability for Policies in force (or no longer in force but with remaining liability) on the Effective Date and Policies directly issued subsequent to the Effective Date by GLENBROOK on the Policies.

2. The indemnity reinsurance provided hereunder shall be on a 100% modified coinsurance basis. GLENBROOK shall retain, maintain, and own all assets held in relation to the Reserve (as defined in Article I of this Agreement).

3. In no event will reinsurance under this Agreement be in force with respect to a Policy unless such Policy is in force.

4. ALLSTATE will automatically reinsure the CARVM and CRVM Expense Allowance for the Policies, as reflected in the calculation specified in Article IV, Item 2 (e).

                                   ARTICLE III
                              LIABILITY OF ALLSTATE

The liability of ALLSTATE with respect to any Policy will begin simultaneously with that of GLENBROOK. ALLSTATE'S liability with respect to any Policy will terminate on the date GLENBROOK's liability on such Policy terminates or the date this


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Agreement is terminated, whichever is earliest. However, termination of this
Agreement will not terminate ALLSTATE's liability for benefit payments incurred prior to the date of termination.

                                   ARTICLE IV
                            SETTLEMENT AND REPORTING

1. While this Agreement is in effect, GLENBROOK shall pay to ALLSTATE no less frequently than quarterly, with respect to Policies under this Agreement, a reinsurance premium equal to (or the accounting equivalent of) Item (a) less Item (b) below.

     (a) Gross premiums (direct and reinsurance assumed) collected by GLENBROOK.

     (b) Gross premiums refunded by GLENBROOK to policyholders.

2. While this Agreement is in effect, ALLSTATE shall pay to GLENBROOK on at least a quarterly basis a benefit and expense allowance equal to (or the accounting equivalent of) the sum of Items (a), (b), (c), (d), (e) and (f) below.

     (a) Net benefits (as defined in this Article IV, Paragraph 3) paid or incurred by GLENBROOK with respect to the Policies.

     (b) Commissions and other sales compensation paid or incurred by GLENBROOK with respect to the Policies.

     (c) General insurance expenses paid or incurred by GLENBROOK with respect to the Policies.

     (d) Insurance taxes, licenses and fees (excluding income taxes), paid or incurred by GLENBROOK with respect to the Policies.

     (e) CARVM and CRVM Expense Allowance, defined as the change in GLENBROOK's Separate Account Page 4, Line 8.2 (change in expense allowances recognized in reserve) from the prior settlement period.

     (f) Net reinsurance premiums paid or incurred by GLENBROOK to another reinsurer with respect to the Policies.

3.   Net Benefits are defined as follows:

     (a) For a Policy issued directly by GLENBROOK, net benefits are the actual amounts payable by GLENBROOK to the policyholder, less any amounts payable to GLENBROOK by another reinsurer with respect to the Policy. These payments include death benefits, endowment benefit, annuity benefits, disability benefits, benefits under A & H policies, surrender benefits and payments on supplementary contracts with and without life contingencies.


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     (b) For Policies reinsured by GLENBROOK and retroceded under this
         Agreement, net benefits are the actual amounts payable by GLENBROOK to the ceding company with respect to the Policy reinsured by GLENBROOK. These payments will include commissions and expense allowances on reinsurance accepted.

4. GLENBROOK will provide ALLSTATE with accounting reports no less frequently than quarterly within forty-five (45) days following the end of each calendar quarter. These reports will contain sufficient information about the Policies to enable the reinsurer to prepare its quarterly and annual financial reports.

5. Settlements as set out in Article IV, Paragraphs 1 and 2 will occur no less frequently than quarterly within sixty (60) days following the end of each calendar quarter.

6. For purposes of clarification, the parties acknowledge and agree that: (i) ALLSTATE will pay all commissions and other acquisition expenses under paragraph 2 of this Article IV; and (ii) the CARVM and CRVM expense allowance will be funded by ALLSTATE.

                                    ARTICLE V
                                   TAX MATTERS

1. On a basis no less frequent than annual, GLENBROOK and ALLSTATE shall settle the federal income tax consequences relating to the reinsurance of the Policies hereunder. Such settlement shall be determined by comparing
     (a) GLENBROOK's separate return tax liability (or refund), determined as set forth below and calculated prior to taking into account any settlement under this paragraph (the "Actual Tax Liability"), with (b) GLENBROOK's separate return tax liability (or refund) that would have been incurred if the Policies were written directly by ALLSTATE and the Invested Assets and related reserves were held by ALLSTATE (the "Pro Forma Tax Liability"). If the Actual Tax Liability exceeds the Pro Forma Tax Liability, ALLSTATE shall pay to GLENBROOK such amount (grossed-up to take into account the tax on such payment, determined at the highest federal corporate income tax rate); if the Actual Tax Liability is less than the Pro Forma Tax Liability, GLENBROOK shall pay to ALLSTATE such amount (grossed-up to take into account the tax on such payment, determined at the highest federal corporate income tax rate). For this purpose, the Actual Tax Liability shall be computed as follows: (i) if GLENBROOK is not a member of the same consolidated tax group as ALLSTATE, the Actual Tax Liability shall be determined as if GLENBROOK filed a separate federal income tax return and all the income on such return were taxed at the highest federal corporate income tax rate; (ii) if GLENBROOK is a member of the same consolidated tax group as ALLSTATE, the Actual Tax Liability of GLENBROOK shall be the amount of consolidated group's tax allocable to GLENBROOK under any tax sharing agreements with members of the group. The Pro Forma Tax Liability shall be determined under similar principles.


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2.   With respect to this Agreement, GLENBROOK and ALLSTATE hereby make the election as set forth in Exhibit B and as provided for in section 1.848-2(g)(8) of the Treasury Regulations. Each of the parties hereto agrees to take such further actions as may be necessary to ensure the effectiveness of such election.

                                   ARTICLE VI
                               RESERVE ADJUSTMENTS

     1. While this Agreement is in effect, no less frequently than quarterly a reserve adjustment, with respect to Policies under this Agreement, equal to (or the accounting equivalent of) the sum of Items (a) and (b) below, less the sum of Items (c) and (d) below.

         (a) The reserve change from the end of the prior settlement period to the end of the current settlement period corresponding to the sum of the amounts on page 4, lines 10 (Increase in aggregate reserve for life and accident and health policies and contracts), 11 (Increase in reserve for variable dividend accumulations), 12 (Investment income and capital gains and losses credited on premium and other deposit funds), and 13 (Increase in liability for premium and other deposit funds) of GLENBROOK's Statutory Separate Account Statement.

         (b) The funds transferred from the GLENBROOK Separate Account to a GLENBROOK General Account.

         (c) The funds transferred from a GLENBROOK General Account to the GLENBROOK Separate Account.

         (d) The net investment income corresponding to the amount on page 4, line 2 (Net investment income and capital gains and losses) of GLENBROOK's Statutory Separate Account Statement, minus interest income on GLENBROOK's Capital Investment.

         2. If the reserve adjustment is positive, then the reserve adjustment is payable by ALLSTATE to GLENBROOK. If the reserve adjustment is negative, then the absolute value of the reserve adjustment is payable by GLENBROOK to ALLSTATE.

         3. For purposes of clarification, the parties acknowledge and agree that : (i) all investment income will stay in the GLENBROOK separate account for the benefit of the policyholders; and (ii) the charges for investment management, administration, contract guarantees and other fees will be assumed by ALLSTATE through the reserve adjustment under this
                  Article VI.

                                   ARTICLE VII


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                              STATEMENT REFERENCES

All references in this Agreement are to the 1999 NAIC Statutory General and Separate Account Statements of GLENBROOK, as filed with the Arizona Insurance Department. Appropriate adjustments will be made for changes, if any, in the NAIC Statutory General and Separate Account Statements on or after the Effective Date.

                                  ARTICLE VIII
                                   OVERSIGHTS

ALLSTATE shall be bound as GLENBROOK is bound, and it is expressly understood and agreed that if failure to reinsure or failure to comply with any terms of this Agreement is shown to be unintentional and the result of misunderstanding or oversight on the part of either GLENBROOK or ALLSTATE, both GLENBROOK and ALLSTATE shall be restored to the positions they would have occupied had no such error or oversight occurred.

                                   ARTICLE IX
                              INSPECTION OF RECORDS

GLENBROOK and ALLSTATE shall have the right, at any reasonable time, to examine at the office of the other, any books, documents, reports or records which pertain in any way to the Policies.

                                    ARTICLE X
                                   INSOLVENCY

1. The portion of any risk or obligation assumed by ALLSTATE, when such portion is ascertained, shall be payable on demand of GLENBROOK at the same time as GLENBROOK shall pay its net retained portion of such risk or obligation, and the reinsurance shall be payable by ALLSTATE on the basis of the liability of GLENBROOK under the Policy or Policies without diminution because of the insolvency of GLENBROOK. In the event of insolvency and the appointment of a conservator, liquidator or statutory successor of GLENBROOK, such portion shall be payable to such conservator, liquidator or statutory successor immediately upon demand, on the basis of claims allowed against GLENBROOK by any court of competent jurisdiction or, by any conservator, liquidator, or statutory successor of GLENBROOK having authority to allow such claims, without diminution because of such insolvency or because such conservator, liqidator or statutory successor has failed to pay all or a portion of any claims. Payments by ALLSTATE as above set forth shall be made directly to GLENBROOK or its conservator, liquidator or statutory successor.

2. Further, in the event of the insolvency of GLENBROOK, the liquidator, receiver or statutory successor of the insolvent GLENBROOK shall give written notice to ALLSTATE of the pendency of an obligation of the insolvent GLENBROOK on any


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     policy reinsured, whereupon ALLLSTATE may investigate such claim and interpose at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to GLENBROOK or its liquidator or statutory successor. The expense thus incurred by ALLSTATE shall be chargeable, subject to court approval, against the insolvent GLENBROOK as part of the expenses of liquidation to the extent of a proportionate share of the benefit which may accrue to GLENBROOK solely as a result of the defense undertaken by ALLSTATE.

                                   ARTICLE XI
                                   ARBITRATION

Any dispute arising with respect to this Agreement which is not settled by mutual agreement of the parties shall be referred to arbitration. Within twenty
(20) days from receipt of written notice from one party that an arbitrator has been appointed, the other party shall also name an arbitrator. The two arbitrators shall choose a third arbitrator and shall forthwith notify the contracting parties of such choice. Each arbitrator shall be a present or former officer of a life insurance company and should have no present or past affiliation with this Agreement or with either party. The arbitrators shall consider this Agreement as a honorable engagement rather than merely as a legal obligation, and shall be relieved of all judicial formalities. The decision of the arbitrators shall be final and binding upon the parties hereto. Each party shall bear the expenses of its own arbitrator and shall jointly and equally bear the expenses of the third arbitrator and of the arbitration. Any such arbitration shall take place at the Home Office of GLENBROOK, unless some other location is mutually agreed upon. The decision of the Arbitrators shall be handed down within 45 days of the date on which the arbitration is concluded.

                                   ARTICLE XII
                              PARTIES TO AGREEMENT

This Agreement is solely between GLENBROOK and ALLSTATE. The acceptance of reinsurance hereunder shall not create any right or legal relation whatever between ALLSTATE and any party in interest under any Policy. GLENBROOK shall be and remain solely liable to any insured, contract owner, or beneficiary under any Policy.

                                  ARTICLE XIII
                              TERM AND TERMINATION

This Agreement shall be effective as of the Effective Date, and will be unlimited as to its duration; provided, however, it may be terminated with respect to the reinsurance of new business by either party giving the other party ninety (90) days prior written notice of termination to the other party.


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                                   ARTICLE XIV
                                     OFFSET

All monies due GLENBROOK or ALLSTATE under this Agreement shall be offset against each other dollar for dollar.

                                   ARTICLE XV
                                ENTIRE AGREEMENT

This Agreement constitutes the entire contract between ALLSTATE and GLENBROOK with respect to the subject matter hereof. No variation, modification or changes to this Agreement shall be binding unless in writing and signed by an officer of each party.


IN WITNESS HEREOF, the parties to this Agreement have caused it to be duly executed in duplicate by their respective officers on the dates shown below.


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GLENBROOK LIFE AND ANNUITY COMPANY

By:  ___________________________________

Title:  ________________________________

Date:  _________________________________


ALLSTATE LIFE INSURANCE COMPANY

By:  __________________________________

Title:  ________________________________

Date:  _________________________________


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                                    EXHIBIT A
               CONTRACTS SUBJECT TO REINSURANCE UNDER THIS TREATY



Any variable life insurance policy or variable annuity contract or application received for a variable life insurance policy or variable annuity contract whose reserve is invested, in whole or in part, in any account designated as a GLENBROOK Separate Account shall be reinsured under this Agreement; provided, however, that portion of any such contract which is not so invested is not covered under this Agreement.


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                                    EXHIBIT B
                                  TAX ELECTION


GLENBROOK and ALLSTATE hereby make an election pursuant to Treasury Regulations
Section 1.848-2(g)(8). This election shall be effective for the tax year during which the Effective Date falls and all subsequent taxable years for which this Agreement remains in effect. Unless otherwise indicated, the terms used in this Exhibit are defined by reference to Treasury Regulations Section 1.848-2 as in effect on the date hereof. As used below, the term "PARTY" or "PARTIES" shall refer to GLENBROOK or ALLSTATE, or both, as appropriate.

1. The party with the Net Positive Consideration (as defined in Section 848 of the Code and related Treasury Regulations) with respect to the transactions contemplated under this Agreement for any taxable year covered by this election will capitalize specified policy acquisition expenses with respect to such transactions without regard to the general deductions limitation of Section 848(c)(1) of the Code.

2. The parties agree to exchange information pertaining to the amount of Net Consideration (as defined in Section 848 of the Code and related Treasury Regulations) under this Agreement each year to ensure consistency or as is otherwise required by the Internal Revenue Service. The exchange of information each year will follow the procedures set forth below:

                  (a) By April 1 of each year, GLENBROOK will submit a schedule to ALLSTATE of its calculation of the Net Consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement signed by an authorized representative of GLENBROOK stating the amount of the Net Consideration GLENBROOK will report in its tax return for the preceding calendar year.

                  (b) Within thirty (30) days of ALLSTATE's receipt of GLENBROOK's calculation, ALLSTATE may contest such calculation by providing an alternative calculation to GLENBROOK in writing. If ALLSTATE does not notify GLENBROOK that it contests such calculation within said 30-day period, the calculation will be presumed correct and ALLSTATE shall also report the Net Consideration as determined by GLENBROOK in ALLSTATE's tax return for the preceding calendar year.

                  (c) If ALLSTATE provides an alternative calculation of the Net Consideration pursuant to clause (b), the parties will act in good faith to reach an agreement as to the correct amount of Net Consideration within thirty (30) days of the date GLENBROOK receives the alternative calculation from ALLSTATE. When GLENBROOK and ALLSTATE reach agreement on an amount of Net Consideration, each party shall report the applicable amount in their respective tax returns for the preceding calendar year.


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